Exhibit 1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that this statement on Schedule 13D is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended.

Date: January 21, 2020

TOTAL S.A.

By:	/s/ Aurèlien Hamelle
Name:	Aurèlien Hamelle
Title:	General Counsel

TOTAL GAZ ELECTRICITÉ HOLDINGS FRANCE SAS

By:	/s/ Laurent Vivier
Name:	Laurent Vivier
Title:	Managing Director

TOTAL SOLAR INTL SAS

By:	/s/ Vincent Guèrard
Name:	Vincent Guèrard
Title:	Managing Director